Ex 99.1

SILVERLEAF RESORTS, INC. REPORTS
FIRST QUARTER 2008 RESULTS

DALLAS--(BUSINESS WIRE)—April 30, 2008 --- Silverleaf Resorts, Inc. (Nasdaq: SVLF) today reported the following results for its first quarter ended March 31, 2008.

Financial highlights for the first quarter of 2008 (compared to the first quarter of 2007):

•	Vacation Interval sales increased 22.0% to $65.1 million

•	Net income improved 13.4% to $7.4 million

•	Diluted earnings per share improved 11.8% to $0.19

Sharon K. Brayfield, President, commented, “Our product remains well received despite the slowdown in the economy.  The growth in net income for the quarter translates into a business that is fundamentally healthy.  We will continue our focus on improving the credit quality of our sales while prudently managing our liquidity during these difficult times.”

2008 First Quarter Results

Overall, total revenues for the first quarter of 2008 increased 13.9% to $67.0 million compared to $58.8 million for the first quarter of 2007.  Total revenues consist of net sales, interest income, management fees, and other income.

Vacation Interval sales increased 22.0% to $65.1 million in the first quarter of 2008 compared to $53.4 million in the comparable prior-year period.  The increase in Vacation Interval sales is primarily attributable to a 17.8% increase in tours and continued favorable closing percentages.  Vacation Interval sales to existing customers increased 26.4% to $38.1 million while Vacation Interval sales to new customers increased 16.2% to $27.0 million.  Vacation Interval sales to existing customers comprised 58.5% and 56.4% of total Vacation Interval sales in the first quarters of 2008 and 2007, respectively, which continues a favorable sales mix trend toward upgrades and second-week sales to existing customers.

The provision for estimated uncollectible revenue was 22.0% of Vacation Interval sales during the first quarter of 2008.  This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.

Cost of Vacation Interval sales decreased to 7.5% of Vacation Interval sales for the first quarter of 2008 compared to 10.8% in the 2007 comparable period.  Although the Company’s estimated inventory cost did not decrease, cost of sales decreased due to expected increases in our future relative sales value related to an increase in repossession and resale of timeshare intervals and an increase in expected future sales price on some of the Company’s higher-end products.

Sales and marketing expense as a percentage of Vacation Interval sales remained fairly constant at 51.5% for the first quarter of 2008 compared to 51.4% in the prior-year comparable period. The $6.1 million increase in sales and marketing expense is primarily attributable to the increased volume of Vacation Interval sales.

Total positive net interest spread (interest income less interest expense and lender fees) was $8.4 million for the first quarter of 2008 compared to $6.9 million for the first quarter of 2007.  In addition, interest expense and lender fees as a percentage of interest income declined to 42.1% in the first quarter of 2008 compared to 45.0% in the first quarter of 2007.  This favorable variance is attributable to the overall decrease in the weighted average borrowing rate from 7.8% at March 31, 2007 to 6.4% at March 31, 2008 coupled with an overall increase in the weighted average yield on customer notes receivable from 15.9% at March 31, 2007 to 16.4% at March 31, 2008.

Net income for the quarter ended March 31, 2008 increased to $7.4 million, or $0.19 per diluted share, compared to net income of $6.6 million, or $0.17 per diluted share, for the quarter ended March 31, 2007.

Balance Sheet

Notes receivable and revolving debt balances as of March 31, 2008 have increased over comparative balances at December 31, 2007, which is consistent with increased Vacation Interval sales.

At March 31, 2008, senior credit facilities provided for loans of up to $496.7 million, of which $178.8 million is available for future advances.  Considering forecasted sales and expansion plans, these senior credit facilities provide adequate liquidity through 2009.  At March 31, 2008, the Company’s debt consisted of 25% fixed-rate debt and 75% variable-rate debt.

Expansion at existing resorts, including construction of lodging units and additional amenities, decreased to $7.5 million for the first quarter of 2008 from $8.5 million for the comparable prior year period.  This reduction in capital expenditures is consistent with our moderate growth initiative in effect for 2008.

Outlook

The Company reaffirmed forecasted 2008 net income and diluted EPS guidance of approximately $28 million and $0.70, respectively, which is consistent with full-year 2007 results.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Vacation Interval sales	$65,081	$53,365
Estimated uncollectible revenue	(14,318)	(8,541)
Net sales	50,763	44,824

Interest income	14,507	12,547
Management fee income	780	615
Other income	976	840
Total revenues	67,026	58,826

Costs and Operating Expenses:
Cost of Vacation Interval sales	4,874	5,770
Sales and marketing	33,537	27,449
Operating, general and administrative	9,292	8,423
Depreciation	1,114	858
Interest expense and lender fees	6,102	5,651
Total costs and operating expenses	54,919	48,151

Income before provision for income taxes	12,107	10,675
Provision for income taxes	(4,661)	(4,110)

Net income	$7,446	$6,565

Basic net income per share	$0.20	$0.17

Diluted net income per share	$0.19	$0.17

Weighted average basic common shares issued and outstanding	37,926,835	37,808,154
Weighted average diluted common shares issued and outstanding	39,377,595	39,362,485

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2008	2007
	(Unaudited)

Cash and cash equivalents	$10,471	$13,170
Restricted cash	12,935	12,816
Notes receivable, net of allowance for uncollectible notes of $70,401 and $69,128, respectively	304,320	289,907
Accrued interest receivable	3,741	3,744
Investment in special purpose entity	6,693	7,315
Amounts due from affiliates	1,971	1,358
Inventories	183,091	179,188
Land, equipment, buildings, and leasehold improvements, net	45,897	41,565
Land held for sale	509	509
Prepaid and other assets	29,309	31,487

TOTAL ASSETS	$598,937	$581,059

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$18,170	$21,071
Accrued interest payable	2,755	2,470
Unearned Vacation Interval sales	205	296
Unearned samplers	6,997	6,921
Income taxes payable	855	782
Deferred income taxes	33,501	30,463
Notes payable and capital lease obligations	326,047	316,198
Senior subordinated notes	26,817	26,817

Total Liabilities	415,347	405,018

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,048,154 and 37,818,154 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	380	378
Additional paid-in capital	112,801	112,700
Retained earnings	70,409	62,963

Total Shareholders' Equity	183,590	176,041

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$598,937	$581,059